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Exhibit 99.1

Press Release

Sepracor Announces Resubmission of ESTORRA(TM) NDA to FDA

MARLBOROUGH, Mass., June 16 /PRNewswire-FirstCall/ — Sepracor Inc. (Nasdaq: SEPR) today announced that it has resubmitted its New Drug Application (NDA) for ESTORRA(TM) brand eszopiclone for the treatment of insomnia to the U.S. Food and Drug Administration (FDA).

On February 27, 2004, Sepracor received an "approvable" letter from the FDA for its NDA for ESTORRA for the treatment of insomnia characterized by difficulty falling asleep and/or difficulty maintaining sleep during the night and early morning. Contingent upon approval from the FDA of the ESTORRA NDA, Sepracor would expect the recommended dosing to achieve sleep onset and maintenance to be 2 mg and 3 mg for adult patients, 2 mg for elderly patients with sleep maintenance difficulties, and 1 mg for sleep onset in elderly patients whose primary complaint is difficulty falling asleep. The FDA has not requested additional clinical or preclinical trials for approval.

An NDA that is resubmitted after receipt of an approvable letter is intended to answer all of the questions that need to be addressed prior to approval of the NDA.

Under the Prescription Drug User Fee Act (PDUFA), the FDA has 14 days after resubmission of an NDA to evaluate the submission in order to determine if it is sufficiently complete. If in this 14-day period the FDA determines that the submission is complete, the review clock will be deemed to have restarted as of the date that the resubmission was received by the FDA. During this 14-day review period, the FDA also classifies the resubmission as a Class 1 or Class 2 resubmission. A Class 1 resubmission would involve a two-month FDA review, and a Class 2 resubmission would involve a six- month FDA review. Sepracor expects, based on discussions with the FDA, that the FDA will characterize the resubmission as a Class 2 resubmission.

The NDA contains a total of 24 clinical trials, which included more than 2,700 adult and elderly subjects, and more than 60 preclinical studies. A total of six randomized, placebo-controlled Phase III studies for the treatment of chronic or transient insomnia were conducted in both adult and elderly patients and were part of the NDA package.

The U.S. market for prescription sleep products, not including off-label use of central nervous system agents not indicated for the treatment of insomnia, was approximately $1.8 billion in 2003.

According to the National Institutes of Health web site, insomnia affects more than 50 million Americans. Symptoms of insomnia include difficulty falling asleep, awakening frequently during the night, waking up too early, an inability to fall back to sleep, or awakening feeling unrefreshed.

According to the National Sleep Foundation (NSF) Sleep in America Poll 2003, 37 million older Americans suffer from frequent sleep problems that, if ignored, can complicate the treatment of several other medical conditions, from arthritis to diabetes, heart and lung disease and depression. This NSF poll shows that poor sleep among older adults often goes unnoticed by the medical community. Although the majority of older adults (67%) report frequent sleep problems, only about seven million elderly patients have been diagnosed with sleep problems.

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease through the discovery, development and commercialization of innovative pharmaceutical products that are directed toward serving unmet medical needs. Sepracor's drug development program has yielded an extensive portfolio of pharmaceutical compound candidates, including candidates for the treatment of respiratory and central nervous system disorders. Sepracor's corporate headquarters are located in Marlborough, Massachusetts.

This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to the safety, efficacy, potential benefits and successful development and regulatory approval of ESTORRA brand eszopiclone and Sepracor's other pharmaceuticals under development. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the results of clinical trials with respect to ESTORRA and Sepracor's other products under development; the timing and success of submission, acceptance and approval of regulatory filings; the scope of Sepracor's patents and the patents of others; the commercial success of Sepracor's products; the ability of the company to attract and retain qualified personnel; the performance of Sepracor's licensees; the availability of sufficient funds to continue research and development efforts; the continued ability of Sepracor to meet its debt obligations when due; and certain other factors that may affect future operating results and are detailed in Sepracor's quarterly report on Form 10-Q for the quarter ended March 31, 2004 filed with the Securities and Exchange Commission.

In addition, the statements in this press release represent Sepracor's expectations and beliefs as of the date of this press release. Sepracor anticipates that subsequent events and developments may cause these expectations and beliefs to change. However, while Sepracor may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Sepracor's expectations or beliefs as of any date subsequent to the date of this press release.

Estorra is a trademark of Sepracor Inc.

For a copy of this release or any recent release, visit
 http://www.prnewswire.com/comp/780960.html or http://www.sepracor.com.

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Sepracor Announces Resubmission of ESTORRA(TM) NDA to FDA